Exhibit 99.1

BGC Partners Reports Second Quarter 2020 Financial Results

Declares Quarterly Dividend of One Cent

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – July 30, 2020 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter ended June 30, 2020.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	2Q20	2Q19	Change
Revenues	$519.1	$551.2	(5.8)%
GAAP income (loss) from operations before income taxes	48.2	36.8	31.1%
GAAP net income (loss) for fully diluted shares	40.4	21.0	92.5%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	92.1	102.3	(10.0)%
Post-tax Adjusted Earnings	80.1	89.8	(10.8)%
Adjusted EBITDA	112.7	116.6	(3.4)%

Per Share Results	2Q20	2Q19	Change
GAAP fully diluted earnings (loss) per share	$0.07	$0.04	75.0%
Post-tax Adjusted Earnings per share	$0.15	$0.17	(11.8)%

Management Comments

“We generated 23 percent growth in our credit business while we increased our insurance brokerage revenues by 11 percent. However, our results were adversely impacted by the continued dislocation faced by BGC and our clients due to COVID-19 and lower industry volumes in rates and foreign exchange, which reflected the massive quantitative easing undertaken by several major central banks and uniformly lower global interest rates”, said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “Our overall second quarter 2020 revenues would have been over $7 million higher, but for the relative strengthening of the U.S. dollar. Over time, we expect the significant increases in global debt issuance to overcome the effects of quantitative easing and to be a long-term tailwind for our rates and credit businesses”.

Shaun D. Lynn, President of BGC, said: “Our stand-alone Fenics2 technology platforms maintained their strong momentum. Fenics UST generated substantial growth year-over-year, with notional volumes up more than 70 percent in the second quarter compared to a 10 percent increase in overall primary dealer treasury volumes. Fenics UST continued to gain considerable market share and expanded its position as the clear number two among central limit order book trading platforms.3 We are rolling out significant technological

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. See section titled “Newmark Spin-Off” later in this document for information regarding the Spin-Off and BGC’s continuing operations.

[2]

For the purposes of this document, the Company’s fully electronic businesses may be collectively referred to as “Fenics”. Fenics includes revenues from fully electronic brokerage, as well as data, software, and post-trade services.

[3]

Primary dealer volumes are based on data from the Securities Industry and Financial Markets Association (“SIFMA”). Central limit order book (“CLOB”) market share is based on BGC’s estimates and data from Greenwich Associates with respect to US Treasury volumes for Fenics UST, CME’s BrokerTec, Nasdaq Fixed Income, and Tradeweb’s Dealerweb platform. Including these CLOB platforms as well as those using other fully electronic US Treasury trading protocols, Fenics UST increased its overall market share from 2.8 percent to 4.9 percent year-on-year in June 2020, per Greenwich Associates.

innovations to our system this quarter, which we expect to result in increased volumes and an expansion of our client base for Fenics UST. In addition, our Fenics GO fully electronic options trading platform doubled its volumes in the second quarter of 2020. As a highlight, yesterday the system executed approximately 12 percent of the total volume of NIKKEI 225 options on the OSE, and 20 percent of all block trades in that product. Our data, software, and post-trade business grew by more than 7 percent driven by predictable and recurring revenue streams. We are focused on investing in these businesses and expect our data, software, and post-trade growth rate to double next year.4

“During the second quarter of 2020, we introduced Fenics Integrated,5 which seamlessly integrates hybrid liquidity with customer electronic orders either by GUI and/or API. We believe that Fenics Integrated will enhance profit margins by further incentivizing the Company’s brokers and clients to automate execution. We expect businesses that are part of Fenics Integrated to generate pre-tax Adjusted Earnings margins of at least 25 percent in the near-term, and 30 to 35 percent over time.

“We believe that Fenics Integrated will create superior real-time information, improving the robustness and value of Fenics Market Data, which will accelerate our growth rate. As more business lines are added to Fenics Integrated, and as our stand-alone fully electronic platforms6 such as Fenics UST, Fenics GO, Fenics FX, and Lucera gain further traction, the Company expects its revenues and profits to grow.

“While overall brokerage revenues declined this quarter, Fenics brokerage revenues increased by 10 percent and Fenics net revenues were up by 9 percent. We expect Fenics to continue to grow faster than the overall Company and to improve our profitability over time. Our investment of nearly $180 million per year in technology has put us in a position to drive increased electronic trading and higher margins.7 We believe it is only a matter of time before the marketplace realizes the value of our Fenics businesses”.

Mr. Lynn concluded: “We continue to expect our Fenics stand-alone businesses to collectively break-even next year. We also expect our insurance brokerage business to be profitable next year. If we achieve these goals, BGC’s pre-tax Adjusted Earnings and Adjusted EBITDA should improve by at least $50 million in 2021 from 2020 levels, all else equal”.

Dividend Information

On July 29, 2020, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on September 2, 2020 to Class A and Class B common stockholders of record as of August 19, 2020. The ex-dividend date will be August 18, 2020.

Possible Corporation Conversion8

The Company continues to explore a possible conversion into a simpler corporate structure. An important factor will be any significant change in taxation policy in any of the major jurisdictions in which the Company operates and its stakeholders reside, particularly the United States whose tax policies are likely to be affected by the outcome of the elections this November. This quarter, the Company will begin to work with regulators, lenders, and rating agencies regarding any possible conversion. BGC’s board committees will review potential transaction arrangements.

[4]

Fenics Global Options (“Fenics GO”). See the press release titled “Fenics GO announces leading liquidity provider Citadel Securities joins its electronic trading platform for exchange listed futures and options” dated January 20, 2020. NIKKEI 225 figures refer only to T-session trades on the Osaka Securities Exchange on July 29, 2020.

[5]

Desks are categorized as “Fenics Integrated” if they  utilize sufficient levels of technology such that significant amounts of their transactions can be or are executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent.

[6]

BGC may refer to “net investment costs”, which are the pre-tax losses for certain Fenics stand-alone businesses, or their revenues less expenses and before taxes. These stand-alone businesses include Fenics UST, Lucera, Algomi, Fenics GO, Capitalab’s SGX Nikkei 225 options compression service, and recently developed Fenics FX trading platforms.

[7]	The technology investment figure is based on BGC’s annual total technology-related expenses and fixed asset purchases over the three years ended December 31, 2019, excluding Newmark.
[8]	BGC may refer to its current corporate structure as an “UP-C”, which stands for Umbrella Partnership/C-Corporation.

Discussion of Financial Results

The combined impact of continued investment in certain stand-alone Fenics offerings and the insurance brokerage business lowered GAAP pre-tax income by approximately $17 million and $16 million, in the second quarters of 2020 and 2019, respectively. GAAP pre-tax income and Adjusted EBITDA also reflect the $6.8 million of GAAP charges related to cost savings initiatives recorded in the second quarter of 2020. These charges are in addition to the $22.7 million taken in the first quarter of 2020 for the same cost-savings program. BGC expects its 2020 GAAP expenses to be at least $35 million lower, all else equal, due to the steps it took to reduce costs.

Online Availability of Investor Presentation and Additional Financial Information

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. The Excel tables and presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-Q for the impact of the pandemic on the Company’s employees, clients, and results.

Revenues

As a reminder, BGC’s revenues are generally correlated with industry transaction volumes but tend to have low correlation in the short and medium-term with global bank and broker-dealer sales and trading revenues. This is because bank and broker-dealer sales and trading revenues reflect bid-ask spreads and mark-to-market movements, as well as industry volumes in both the primary and secondary markets. BGC’s brokerage revenues are driven mainly by secondary trading volumes in the markets in which it operates.9 In addition, overall industry volumes have historically been seasonally strongest in the first calendar quarter of the year, sequentially slower in each of the next two quarters, and slowest in the fourth calendar quarter.

BGC reduced front office headcount in certain less profitable businesses, which lowered revenues but is expected to increase profitability over time. The Company’s credit business produced strong organic revenue growth due to improved industry volumes. BGC’s insurance brokerage business also generated organic growth as previously hired brokers and salespeople ramped up production and as it benefited from favorable pricing trends for insurance renewals.

In the quarter, certain of the Company’s rates, FX, and credit businesses were adversely impacted by a global decline in activity across emerging market products, while historically low prices reduced demand for hedging and increased risk aversion across energy and commodities. In addition, global activity across rates and foreign exchange were broadly lower year-on-year during the quarter.10 BGC’s equities business is mainly focused on European equity derivatives, where it outperformed in its core markets and gained share, despite a decline in certain relevant industry-wide European volumes.11

[9]

For more information, please see slides the slides titled “Correlation Between BGC’s Brokerage Revenues and Certain Industry Metrics” and “BGC’s Revenues Have Been Negatively Correlated with Those of the Large Banks” in the accompanying 2Q2020 financial results presentation.

[10]

Industry rates volumes include: CME interest rate futures and options, ICE short-term and medium & L-T interest rates, Deutsche Börse (Eurex) European interest rate derivatives, Nasdaq U.S. fixed income, LSE’s MTS Cash, MarketAxess U.S. Government Bonds (which represents U.S. Treasury volumes on LiquidityEdge), NEX (CME) UST Treasuries, Tradeweb U.S. Government Bonds, ISDA interest rate derivatives, and FIA non-forward rate agreement IRS. Industry foreign exchange volumes include: CME FX futures and options, FIA FX, Refinitiv FX spot volume and other volume, CBOE Hotspot (spot) FX volumes, NEX (CME) EBS spot FX, Euronext FX (Fastmatch), Deutsche Börse FX (360T), and CLS forward, swap, and spot FX.

[11]	Eurex European equity derivatives volumes were 16% lower in the second quarter of 2020 compared to the year ago period, while Euronext Equity Derivative Index volumes declined by 19%.

Consolidated Revenues (USD millions)	2Q20	2Q19	Change
Rates	$133.0	$153.0	(13.0)%
Foreign exchange	74.4	101.9	(27.0)%
Credit	95.8	78.2	22.5%
Energy and commodities	71.3	73.9	(3.5)%
Equities	61.8	65.1	(5.1)%
Insurance	45.8	41.4	10.5%
Total brokerage revenues	482.1	513.4	(6.1)%
Data, software, and post-trade	20.1	18.7	7.5%
Fees from related parties, interest and dividend income, and other revenues	16.9	19.0	(11.5)%
Total revenues	519.1	551.2	(5.8)%

Revenues from Fenics are presented in the table below. Additional detail on overall Fenics revenues are available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. “Brokerage revenues” include revenues from Fenics Integrated from the second quarter of 2020 onward. Inter-company revenues represent the amount that Fenics charges certain desks for the use of its technology and are eliminated upon consolidation.

Fenics Revenues (USD millions)	2Q20	2Q19	Change
Brokerage revenues	$58.4	$53.0	10.1%
Data, software, and post-trade revenues	20.1	18.7	7.5%
Fenics net revenues	78.5	71.8	9.4%
Data, software, and post-trade revenues (inter-company)	21.7	21.2	2.3%
Total Fenics revenues	100.2	92.9	7.8%

BGC continues to expect the 2020 net investment cost associated with its newer standalone Fenics businesses to be less than $40 million and continues to expect these businesses to operate at breakeven for full year 2021.12

Consolidated Expenses13

Consolidated Expenses (USD millions)	2Q20	2Q19	Change
Compensation and employee benefits under GAAP	$283.4	$290.1	(2.3)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	27.8	43.8	(36.4)%
Non-compensation expenses under GAAP	161.9	179.9	(10.0)%
Total expenses under GAAP	473.1	513.7	(7.9)%

Compensation and employee benefits for Adjusted Earnings	276.4	288.9	(4.4)%
Non-compensation expenses for Adjusted Earnings	151.0	162.2	(6.9)%
Total expenses for Adjusted Earnings	427.4	451.2	(5.3)%

BGC’s compensation expenses under GAAP and Adjusted Earnings declined in the second quarter of 2020 as it focused on reducing its cost base to improve margins as well as due to lower commissionable revenues.

Compensation expenses under GAAP reflect $6.8 million in charges related to BGC’s cost reduction program, which remains on track to reduce the Company’s compensation expenses under GAAP by over $35 million in 2020. BGC’s non-compensation expenses declined largely due to lower selling and

[12]	The net investment costs relating to these products and services was more than $55 million in full year 2019.
[13]

For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

promotion expenses and commissions and floor brokerage, which tend to move in line with commissionable revenues. Selling and promotion expenses were much lower because of the impact of the pandemic. The decline in these expenses more than offset the increase in interest expense, which was driven by the $300 million 3.750% Senior Notes due 202414 and the Company’s revolving credit facility. Over time, BGC expects its expenses to decline as a percentage of revenues as Fenics and the insurance brokerage business improve their top lines and the Company maintains its expense discipline.

Taxes and Noncontrolling Interest

Taxes and Noncontrolling Interest (USD millions)	2Q20	2Q19	Change
GAAP provision for income taxes	$8.6	$15.0	(42.4)%
Provision for income taxes for Adjusted Earnings	10.6	11.9	(11.3)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	11.5	8.2	40.5%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	1.3	0.5	158.1%

Taxes and noncontrolling interest tend to move in line with the Company’s earnings.

Consolidated Share Count15

Consolidated Share Count (USD millions)	2Q20	2Q19	Change	1Q20
Fully diluted weighted-average share count under GAAP	546.1	523.0	4.4%	538.4
Fully diluted weighted-average share count for Adjusted Earnings	546.1	523.0	4.4%	538.4
Fully diluted spot share count under GAAP and Adjusted Earnings	546.2	523.2	4.4%	538.6

BGC’s fully diluted spot share count increased by 1.4 percent sequentially. BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares for such periods. The Company expects to use relatively more cash with respect to compensation and acquisitions over time to minimize dilution. BGC continues to expect its 2020 year-end fully diluted share count to increase by approximately 4 percent year-on-year to 550 million.

Select Balance Sheet Data16

Select Balance Sheet Data (USD millions except per share data)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$463.6	$415.4
Liquidity	522.5	473.2
Notes payable and other borrowings	1,291.0	1,142.7
Book value per share	1.94	1.94
Total capital	786.0	767.4

[14]	For more information, see the September 30, 2019 press release titled “BGC Completes Offering of $300 Million of 3.750% Senior Notes” and the
corresponding Securities and Exchange Commission filing on Form 8-K made on the same date.
[15]	“Spot” is used interchangeably with the end-of-period share count.
[16]

The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

The quarter-end balance sheet figures reflect the Company paying down $75 million of its revolving credit facility, ordinary movements in working capital, cash paid with respect to annual employee bonuses, taxes, and the Company’s continued investment in its stand-alone Fenics and insurance brokerage businesses. The Company continues to manage its business with a focus on its investment grade ratings.

BGC closed an offering of $300 million of 4.375 percent senior notes on July 10, 2020.17 With this financing, the Company has effectively pre-funded its 5.125% Senior Notes due 2021. BGC continues to expect to strengthen its balance sheet and reduce its overall debt by year-end.

Outlook

BGC’s revenues declined by approximately 10 percent year-on-year for the first 18 trading days of the third quarter of 2020. However, Fenics revenues increased by over 10 percent for the same period.

Metric	Guidance	Actual
	3Q20	3Q19
Revenues (USD millions)	$440-490	$521.1
Pre-tax Adjusted Earnings (USD millions)	$63-83	$87.7
	FY 2020	FY 2019
Adjusted Earnings Tax Rate (%)	10-12%	11.4%

This guidance reflects lower global industry volumes thus far in the quarter across rates, FX, commodities, and credit derivatives as well as continued dislocation for BGC’s brokers and their clients due to the pandemic. The Company’s outlook also includes the impact of its recent insurance brokerage hires who are incurring costs but are not yet generating meaningful revenue, as well as the net investment cost of its stand-alone Fenics products.

BGC expects to update its quarterly outlook towards the end of September 2020. In addition, the Company expects to provide additional guidance on today’s conference call, including with respect to its full year 2020 results.

BGC Conference Call and Investor Presentation

BGC will host a conference call on the date of this release at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible via the following sites:

http://ir.bgcpartners.com (PDF version of the full press release, PDF of a quarterly results investor presentation, and supplemental Excel financial tables)
http://ir.bgcpartners.com/news-releases (PDF version of the full press release, PDF of a quarterly results investor presentation, and supplemental Excel financial tables)
http://bgcpartners.com/category/bgc-releases/ (PDF only)

A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/index.html?text_language_id=en&fh=true&ngwebcast=true

Participants are encouraged to pre-register for the conference call to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on BGC Partners’ Investor Relations website, http://ir.bgcpartners.com, or by navigating to http://dpregister.com/10146577.

[17]

For more information, see the July 13, 2020 press release titled “BGC Completes Offering Of $300 Million Of 4.375% Senior Notes” and the corresponding Securities and Exchange Commission filing on Form 8-K made on July 14, 2020.

Participants who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.

LIVE CALL

Date - Start Time:	7/30/2020 at 10:00 a.m. ET
U.S. Dial In:	1-866-270-1533
International Dial In:	1-412-317-0797
Passcode:	1014-6577

REPLAY

Available From – To:	7/30/2020 1:00 p.m. ET – 8/6/2020 11:59 p.m. ET
U.S. Dial In:	1-877-344-7529
International Dial In:	1-412-317-0088
Passcode:	1014-6577

A webcast replay of the conference call is expected to be accessible at http://ir.bgcpartners.com within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

(Note: If clicking on the above links does not open a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$463,554	$415,379
Cash segregated under regulatory requirements	223,446	220,735
Securities owned	58,685	57,525
Marketable securities	278	14,228
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,101,586	551,445
Accrued commissions and other receivables, net	733,933	778,415
Loans, forgivable loans and other receivables from employees and partners, net	370,770	315,590
Fixed assets, net	214,296	204,841
Investments	38,751	40,349
Goodwill	552,023	553,745
Other intangible assets, net	296,403	303,224
Receivables from related parties	12,255	14,273
Other assets	436,374	446,371
Total assets	$4,502,354	$3,916,120

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,652	$4,962
Securities loaned	—	13,902
Accrued compensation	235,161	215,085
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	961,075	416,566
Payables to related parties	29,960	72,497
Accounts payable, accrued and other liabilities	1,195,512	1,283,046
Notes payable and other borrowings	1,290,973	1,142,687
Total liabilities	3,716,333	3,148,745
Redeemable partnership interest	23,343	23,638

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
363,848 and 358,440 shares issued at June 30, 2020 and December 31,
2019, respectively; and 313,323 and 307,915 shares outstanding at
June 30, 2020 and December 31, 2019, respectively	3,638	3,584
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of June 30, 2020 and
December 31, 2019, convertible into Class A common stock	459	459
Additional paid-in capital	2,308,973	2,271,947
Treasury stock, at cost: 50,525 shares of Class A common stock at each of	(315,308)	(315,308)
June 30, 2020 and December 31, 2019
Retained deficit	(1,253,434)	(1,241,754)
Accumulated other comprehensive income (loss)	(46,570)	(33,102)
Total stockholders' equity	697,758	685,826
Noncontrolling interest in subsidiaries	64,920	57,911
Total equity	762,678	743,737
Total liabilities, redeemable partnership interest and equity	$4,502,354	$3,916,120

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2020	2019	2020	2019
Commissions	$382,640	$422,974	$838,495	853,156
Principal transactions	99,453	90,432	212,764	174,662
Total brokerage revenues	482,093	513,406	1,051,259	1,027,818

Fees from related parties	6,562	7,221	12,083	13,016
Data, software and post-trade	20,139	18,741	39,537	36,651
Interest and dividend income	6,536	7,813	10,697	11,478
Other revenues	3,758	4,006	8,679	6,975
Total revenues	519,088	551,187	1,122,255	1,095,938

Expenses:
Compensation and employee benefits	283,437	290,071	628,186	578,071
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	27,819	43,752	70,023	55,893
Total compensation and employee benefits	311,256	333,823	698,209	633,964
Occupancy and equipment	47,247	45,109	98,321	91,111
Fees to related parties	5,194	6,457	10,629	9,384
Professional and consulting fees	19,805	23,347	39,761	43,352
Communications	30,524	29,974	61,045	60,385
Selling and promotion	6,634	21,491	25,333	39,893
Commissions and floor brokerage	13,520	16,791	32,797	31,409
Interest expense	17,457	14,985	34,791	28,183
Other expenses	21,499	21,765	40,687	45,780
Total non-compensation expenses	161,880	179,919	343,364	349,497
Total expenses	473,136	513,742	1,041,573	983,461

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	—	(1,619)	—	18,435
Gains (losses) on equity method investments	1,119	738	2,142	1,521
Other income (loss)	1,129	194	(4,886)	21,396
Total other income (losses), net	2,248	(687)	(2,744)	41,352

Income (loss) from operations before income taxes	48,200	36,758	77,938	153,829

Provision (benefit) for income taxes	8,641	14,993	17,347	44,890
Consolidated net income (loss)	$39,559	$21,765	$60,591	$108,939

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	11,460	8,154	18,178	33,460

Net income (loss) available to common stockholders	$28,099	$13,611	$42,413	$75,479

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$28,099	$13,611	$42,413	$75,479
Basic earnings (loss) per share	$0.08	$0.04	$0.12	$0.22
Basic weighted-average shares of common stock outstanding	360,614	341,272	359,308	339,845

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$40,436	$21,010	$60,695	$100,195
Fully diluted earnings (loss) per share	$0.07	$0.04	$0.11	$0.21
Fully diluted weighted-average shares of common stock outstanding	546,123	522,984	542,390	467,232

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.
*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.

Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Certain Other Compensation-Related Adjustments for Adjusted Earnings

BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain rent charges;
*	Non-cash GAAP asset impairment charges; and
*

Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;

*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q2 2020	Q2 2019
GAAP income (loss) from operations before income taxes	$48,200	$36,758

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	27,819	43,752
Other Compensation charges (2)	7,080	1,141
Total Compensation adjustments	34,899	44,893

Non-Compensation adjustments:
Amortization of intangibles (3)	6,315	8,312
Acquisition related costs	2,285	1,418
Certain rent charges (4)	—	2,247
Impairment charges	379	896
Other (5)	1,856	4,795
Total Non-Compensation adjustments	10,835	17,668

Other income (losses), net adjustments:
Losses (gains) on divestitures	—	1,619
Fair value adjustment of investments	6	—
Other net (gains) losses (6)	(1,878)	1,338
Total other income (losses), net adjustments	(1,872)	2,957

Total pre-tax adjustments	43,862	65,518

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$92,062	$102,276

GAAP net income (loss) available to common stockholders	$28,099	$13,611
Allocation of net income (loss) to noncontrolling interest in subsidiaries (7)	10,123	7,636
Total pre-tax adjustments (from above)	43,862	65,518
Income tax adjustment to reflect adjusted earnings taxes (8)	(1,946)	3,061

Post-tax adjusted earnings	$80,138	$89,826

Per Share Data

GAAP fully diluted earnings (loss) per share	$0.07	$0.04

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	—	(0.01)
Total pre-tax adjustments (from above)	0.08	0.13
Income tax adjustment to reflect adjusted earnings taxes	(0.00)	0.01

Post-tax adjusted earnings per share	0.15	0.17

Fully diluted weighted-average shares of common stock outstanding	546,123	522,984

Dividends declared per share of common stock	$0.01	$0.14
Dividends declared and paid per share of common stock	$0.01	$0.14

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q2 2020	Q2 2019
Issuance of common stock and exchangeability expenses	$2,362	$25,587
Allocations of net income	2,660	4,780
Equity-based amortization	22,797	13,385
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$27,819	$43,752

(2) GAAP expenses in the second quarter of 2020 included certain one-off costs associated with the cost reduction program of $3.8 million in addition to certain loan impairments related to the cost reduction program of $3.0 million.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes certain rent charges incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items. This is consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to acquisitions, dispositions, and/or resolutions of litigation.

(6) For the second quarters of 2020 and 2019, includes non-cash gains of ($1.1) million and ($0.7) million, respectively, related to BGC's investments accounted for under the equity method. The second quarter of 2020 also includes a net gain of ($0.8) million related to various other GAAP items, while the second quarter of 2019 also included net losses of $2.0 million for various other GAAP items.

(7) Primarily represents Cantor's pro-rata portion of net income.

(8) BGC's GAAP provision for income taxes is calculated based on annualized methodology. The Company's GAAP provision for income taxes was $8.6 million and $15.0 million for the second quarters of 2020 and 2019, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted ($1.9) million and $3.1 million for the second quarters of 2020 and 2019, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $10.6 million and $11.9 million for the second quarters of 2020 and 2019, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q2 2020	Q2 2019

Common stock outstanding	360,614	341,272
Limited partnership units	119,447	115,433
Cantor units	52,363	52,363
Founding partner units	12,312	12,483
RSUs	174	57
Other	1,213	1,376

Fully diluted weighted-average share count under GAAP and Adjusted Earnings	546,123	522,984

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	June 30, 2020	December 31, 2019

Cash and cash equivalents	$463,554	$415,379
Securities owned	58,685	57,525
Marketable securities (1)	278	326
Total Liquidity	$522,517	$473,230

(1) As of December 31, 2019, $13.9 million of Marketable securities on our balance sheet had been lent in a Securities loaned transaction and, therefore, are not included in this Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q2 2020	Q2 2019
GAAP net income (loss) available to common stockholders	$28,099	$13,611

Add back:

Provision (benefit) for income taxes	8,641	14,993

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	11,460	8,154

Interest expense	17,457	14,985

Fixed asset depreciation and intangible asset amortization	19,919	20,070

Impairment of long-lived assets	379	684

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	27,819	43,752

(Gains) losses on equity method investments (3)	(1,119)	(738)

Other non-cash GAAP items (4)	—	1,110

Adjusted EBITDA	$112,655	$116,621

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the second quarters of 2020 and 2019, includes non-cash gains of ($1.1) million and ($0.7) million, respectively, related to BGC's investments accounted for under the equity method.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

Note:  BGC’s Adjusted EBITDA for Financial Covenants is defined under the amended Revolving Credit Agreement, which the Company entered into on February 26, 2020. For TTM 2Q2020, Adjusted EBITDA for Financial Covenants was $522 million.

BGC Partners, Inc. Activity Report

The following table provides certain volume and transaction count information on Fenics for the periods indicated.

				% Change	% Change
	2Q19	1Q20	2Q20	Q2'20 vs. Q2'19	Q2'20 vs. Q1'20
Notional Volume (in $US billions)
Fully Electronic Rates	3,118	4,476	4,133	32.5%	(7.7%)
Fully Electronic FX	2,269	2,969	2,481	9.4%	(16.4%)
Fully Electronic Credit	432	594	486	12.4%	(18.2%)
Fully Electronic Equities & Other	6	10	4	(38.5%)	(62.2%)
Total Fully Electronic Volume	5,825	8,048	7,103	21.9%	(11.7%)

HYBRID
Total Hybrid Volume	66,619	85,290	63,873	(4.1%)	(25.1%)

Total Hybrid & Fully Electronic Volume	72,444	93,338	70,977	(2.0%)	(24.0%)

Transaction Count
Fully Electronic Rates	421,270	912,489	624,601	48.3%	(31.5%)
Fully Electronic FX	2,374,249	3,257,978	2,529,751	6.5%	(22.4%)
Fully Electronic Credit	59,415	57,312	49,235	(17.1%)	(14.1%)
Fully Electronic Equities & Other	1,152	1,406	3,388	194.1%	141.0%
Total Fully Electronic Transactions	2,856,086	4,229,185	3,206,975	12.3%	(24.2%)

HYBRID
Total Hybrid	1,282,840	1,512,743	1,333,310	3.9%	(11.9%)

Total Hybrid and Fully Electronic Transactions	4,138,926	5,741,928	4,540,285	9.7%	(20.9%)

Trading Days	63	62	63

Note: “Hybrid” is defined as transactions involving some element of electronic trading but executed by BGC's brokers, exclusive of voice-only transactions. “Fully Electronic” involves customer-to-customer trades, free from broker execution. The table above includes market activity from Fenics Integrated from the second quarter of 2020 onward. Desks are categorized as “Fenics Integrated” if they  utilize sufficient levels of technology such that significant amounts of their transactions can be or are executed without broker intervention and have expected pre-tax Adjusted Earnings margins of at least 25 percent. Certain information may have been recast with current estimates to reflect changes in reporting methodology. Such revisions have no impact on the Company’s revenues or earnings.

Note: Certain numbers may not add due to rounding.

Other Items of Note

Unless otherwise stated, all results provided in this document compare the second quarter of 2020 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings under GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $160.3 million and $180.9 million in Total Assets and Total Liabilities, respectively, as of June 30, 2020. These impacts were approximately $169.1 million and $187.4 million in Total Assets and Total Liabilities, respectively, as of December 31, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “New Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

Newmark Spin-Off

The Spin-Off included the shares of Newmark Class A and Class B common stock owned by BGC, as well as the shares of Newmark common stock into which the limited partnership units of Newmark Holdings, L.P. and Newmark Partners, L.P. owned by BGC were exchanged prior to and in connection with the Spin-Off. For more information, see the press release titled “BGC Partners Announces Completion of Spin-Off of Newmark” dated November 30, 2018, and the related filing on Form 8-K filed before market open on December 6, 2018. Unless otherwise stated, all the tables and financial results in this document through the Outlook section reflect continuing operations of BGC. The financial results from continuing operations of BGC do not present a distinct corporate segment and are generally comparable to the stand-alone results for BGC Partners excluding Newmark Group, referred to as “post-spin BGC” in previous documents. Post-spin BGC represented what BGC financial results would have been had the Spin-Off of Newmark occurred prior to the Distribution date of November 30, 2018. Post-spin BGC can also be defined as the results for BGC’s Financial Services segment plus its pro-rata portion of corporate items.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC specializes in the brokerage of a broad range of products, including fixed income (rates and credit), foreign exchange, equities, energy and commodities, shipping, insurance, and futures. BGC also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, and Lucera are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc., and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit

http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Ujjal Basu Roy or Jason McGruder
+1 212-610-2426